Exhibit 1.2

Regulations of the Board

and Committee Charters

of Novartis AG

Effective: 26 October 2005

Novartis AG

CH-4002 Basel Switzerland

© 2005, Novartis AG

Table of contents

Regulations of the Board of Novartis AG		3
Section 1	General Provisions	5
Section 2	Board of Directors	8
Section 3	Committees of the Board of Directors	11
Section 4	Chairman and Chief Executive Officer, Vice Chairmen, Lead Director, Deputy Chief Executive Officer	12
Section 5	Executive Committee	12
Section 6	Internal Audit	16
Section 7	Effectiveness, Amendments	16

Charter	The Chairman’s Committee of Novartis AG	17
Charter	The Compensation Committee of Novartis AG	19
Charter	The Audit and Compliance Committee of Novartis AG	21
Charter	The Corporate Governance and Nomination Committee of Novartis AG	28

Appendix	Independence Criteria for Board and Audit Committee	32

Regulations of the Board of Novartis AG

Based on Article 26 of the Articles of Incorporation of Novartis AG (the “Company”), the Board of Directors promulgates the following Regulations.

These Regulations govern the internal organization as well as the duties, powers and responsibilities of the following executive bodies and persons of the Company:

•                  Board of Directors;

•                  Committees of the Board;

•                  Chairman of the Board;

•                  Vice Chairmen;

•                  Lead Director;

•                  Chief Executive Officer; and

•                  Executive Committee (including its sub-committees).

All references to functions in these Regulations shall apply to both male and female persons.

Section 1                                             General Provisions

Article 1   Duty of Care and Loyalty

Each member of the Board of Directors, the committees of the Board, or the Executive Committee shall at all times safeguard and further the interests of the Company, and shall take such steps as are necessary to best protect the interests of the Company.

No member of the Board may simultaneously serve on the Boards of more than 4 public companies other than Novartis AG.

Article 2   Conflict of Interests

No member of the Board of Directors, the committees of the Board, or the Executive Committee shall participate in the deliberations and resolutions on matters which affect, or reasonably might affect, the interests of that member or of a person close to that member.

Article 3   Confidentiality

Each member of the Board of Directors, the committees of the Board, or the Executive Committee shall at all times keep strictly confidential all information – except information which is already in the public domain – relating to the Company and its affiliated companies (the “Group”) which the member has learned during the exercise of his duties. This obligation and duty shall continue even after the term of office of the member has expired.

Business documents of the Company and the Group shall be returned by members at the latest on expiry of their term of office.

Article 4   No Representation of Members

A member of the Board of Directors, the committees of the Board, or the Executive Committee who is not able to participate in a meeting of the executive body may not be represented by another member of the body or any other person.

Article 5   Quorum, Majority Requirements

Unless stated otherwise in these Regulations, the quorum for any meeting of the Board of Directors, the committees of the Board, or the Executive Committee shall be the majority of the duly elected or appointed members.

Resolutions of the Board of Directors, the committees of the Board and the Executive Committee require the affirmative majority of the votes cast.

In the event of a tie on any issue, (i) in a committee of the Board, the full Board shall decide the issue, and (ii) in the Executive Committee, the Chief Executive Officer shall decide the issue.

No quorum is required for meetings at which the sole order of business is to deliberate and approve resolutions providing for the confirmation of capital increases or the amendment of the Articles of Incorporation in connection with an increase in the share capital.

The adoption of resolutions on items not on the agenda requires the affirmative vote of at least two thirds of the members present at a meeting.

Article 6   Form of Meetings and Resolutions

The decisions of the Board of Directors, the committees of the Board and the Executive Committee shall be minuted.

Meetings of the Board of Directors, the committees of the Board and the Executive Committee may be held in any location determined by the Chairman of the Board or the chairperson of the respective committees.

Meetings may also be held and resolutions adopted by telephonic communication, or by means of a written document circulated among all members of the Board of Directors, the committees of the Board, or the Executive Committee respectively, unless a member of such body requests oral deliberation.

Article 7   Secretary, Minutes

The Board of Directors, the committees of the Board and the Executive Committee shall each appoint a secretary, who need not be a member of the body.

The secretary of each body shall keep the minutes of meetings, which shall contain all resolutions adopted at the meeting. If meetings are held or resolutions passed by telephone or in writing, the secretary shall record such resolutions in minutes and communicate the outcome to the members of the respective body as soon as practicable.

Article 8   Participation of Non-Members

Persons who are not members of the Board of Directors, the committees of the Board, or the Executive Committee may participate in meetings of such bodies if their expertise is required and they have been invited by the chairperson of the body. Such persons shall not vote in any resolutions.

Article 9   Application of General Provisions to other Management Committees

Articles 1–8 shall apply analogously to all other management committees of the Company and their members.

Article 10   Business and Corporate Separateness

The Company is a holding company which directly or indirectly owns a global group of subsidiaries that conduct business operations (the “Business”). To ensure the proper functioning of the Business in the interests of its shareholders and to comply with various requirements imposed by relevant laws and regulatory authorities, the Board of Directors shall supervise and, where necessary and appropriate, co-ordinate the Business by providing overall guidance and support.

Each company in the Group (“Group company”) shall be legally separate from all other companies in the Group and shall manage its business independently through its board of directors or other top local management body. No Group company shall operate the business of another Group company nor shall any Group company act as agent of any other Group company.

Section 2                                             Board of Directors

Article 11   Duties of the Board

The Board of Directors is the ultimate executive body of the Company. It shall resolve all business matters which are not reserved to the authority of the General Meeting of Shareholders or to other executive bodies of the Company by law, the Articles of Incorporation, or these Regulations.

Directors have full and unrestricted access to management and employees of the Company and the affiliated companies in the execution of their duties.

In particular, the Board of Directors shall have the following duties:

a)              the ultimate direction of the Business, including, without limitation, the promulgation of resolutions and the giving of necessary instructions or overall guidance and support regarding the following matters:

•                  the strategic direction of the Business;

•                  entry into new areas of activity and withdrawal from existing areas of the Business;

•                  acquisitions and divestments of companies, participations in companies or businesses, or incorporations or liquidations of companies or businesses, if such matters are of fundamental significance to the Business;

•                  the opening and closing down of sites of fundamental significance to the Business;

•                  the institution and defence of legal proceedings of fundamental significance to the Business;

•                  the setting of financial targets and financial means to reach such targets;

•                  the promulgation of corporate policies, in particular on financial matters, investments, personnel matters, leadership, corporate citizenship, communication and safety and environmental protection and supervising management’s compliance therewith;

•                  the adoption from time to time of further regulations and instructions regarding the organization of the Business and the duties and responsibilities of the executive bodies;

b)             the determination of the organization of the Company and the Group;

c)              the manner of governance of the Company, including the adoption from time to time of principles of corporate governance that are in the best interests of the Company and its stakeholders;

d)             the structuring of the accounting system, financial controls and  financial planning;

e)              the approval of the annual reports of the Company and the Group and the corresponding financial results releases;

f)                the appointment, removal, and determination of duties and responsibilities of the persons entrusted with the management of the Company, in particular:

•                  the Chairman and Chief Executive Officer;

•                  the members of the committees of the Board;

•                  the members of the Executive Committee;

•                  the Head of Internal Audit;

•                  such other persons as the Board of Directors may determine, from time to time, as having a significant impact on the Business;

g)             the designation of those persons who shall have signatory power for the Company and the manner in which such persons may sign on behalf of the Company;

h)             the ultimate supervision of the persons entrusted with the management of the Business, specifically in view of their compliance with the law, the Articles of Incorporation, these Regulations and other applicable regulations and instructions;

i)                 the preparation of the Meetings of Shareholders and of business reports and such other documents and information as are required for the Meetings of Shareholders, and to carry out the resolutions adopted at the Meetings of Shareholders;

j)                 notification of the court if liabilities exceed assets;

k)              the adoption of resolutions concerning an increase of the share capital to the extent that such power is vested in the Board of Directors (Article 651 paragraph 4 of the Swiss Code of Obligations), as well as resolutions concerning confirmation of capital increases and  related amendments to the Articles of Incorporation;

l)                 the determination of the remuneration of its members, based on the proposals of the Compensation Committee;

m)           the determination of (i) whether or not a Board member is independent, and (ii) whether or not the members of the Audit and Compliance Committee meet the financial literacy and exper-tise standards, both as stipulated by applicable law, regulation and listing requirements;

n)             the approval of other business, if such business exceeds the authority delegated from time to time by the Board of Directors to the committees of the Board or to the Executive Committee.

Article 12   Delegation of Management

Where not stipulated as a Board of Directors’ responsibility in law, the Articles of Incorporation or these Regulations, the Board of Directors delegates to the Executive Committee the management of the business of the Company pursuant and subject to these Regulations.

Article 13   Meetings, Agenda

The Board of Directors shall meet at the invitation of its Chairman as often as may be required.

Invitations for meetings of the Board of Directors shall contain the agenda for the meeting and shall be issued at least ten days in advance, except for urgent matters.

Also, any member of the Board of Directors may request a meeting for a specific purpose or the inclusion of a certain item on the agenda. Such requests must be submitted to the Chairman in writing at least ten days prior to the meeting.

The Chairman shall take the chair at the meetings of the Board of Directors.

The independent members of the Board shall meet regularly in separate sessions.

Article 14   Independent Members

The independent members of the Board shall meet at least two times per year in separate sessions under the leadership of the Lead Director. Every independent member may request additional separate meetings of the independent members if the need arises.

Article 15   Right to Request Information

The members of the Board of Directors shall have the right to request information and inspection pursuant to Article 715a of the Swiss Code of Obligations.

Article 16   Authorized Signatories

The only members of the Board of Directors who shall be authorized to sign documents on behalf of the Company shall be the members of the Chairman’s Committee.

Section 3                                             Committees of the Board of Directors

Article 17   Committees of the Board

The Board of Directors shall form the following permanent committees:

•                  Chairman’s Committee;

•                  Compensation Committee;

•                  Audit and Compliance Committee;

•                  Corporate Governance and Nomination Committee.

The composition and duties of these committees shall be as set forth in the applicable Committee Charters, which are attached to these Regulations and incorporated herein by reference.

Section 4                                             Chairman and Chief Executive Officer, Vice Chairmen,

Lead Director, Deputy Chief Executive Officer

Article 18   Chairman and Chief Executive Officer and Vice Chairmen

The Board of Directors shall elect a Chairman and Chief Executive Officer. In addition to other duties described in these Regulations and the Articles of Incorporation, the Chairman and Chief Executive Officer shall have the following duties: as the Chairman, to provide leadership to the Board of Directors in its governance role, and as Chief Executive Officer, to provide leadership to the Business.

In addition, the Board may designate one or more Vice Chairmen.

Article 19   Lead Director

If the Chairman of the Board of Directors also serves as the Chief Executive Officer of the Company, the Board of Directors shall elect a Lead Director, who will have the following duties:

a)              ensure an orderly process in evaluating the performance of the Chairman and Chief Executive Officer;

b)             chair the sessions of the independent members of the Board;

c)              lead the independent members of the Board of Directors in the case of a crisis or matter requiring their separate consideration or decision.

Article 20   Deputy Chief Executive Officer

The Chairman and Chief Executive Officer may appoint a deputy, who shall be his legal representative in his function as Chief Executive Officer of the Company in the event of his incapacity.

Section 5                                             Executive Committee

Article 21   Members of Executive Committee

The Executive Committee shall consist in principle of the Chairman and Chief Executive Officer of the Company and the following members:

•                  the Chief Financial Officer of the Company;

•                  the Heads of the Divisions (Pharmaceuticals, Consumer Health and Generics);

•                  the Head of the Company’s Pharmaceuticals Research;

•                  the Head of the Company’s Human Resources Department;

•                  the Head of the Company’s Legal and General Affairs Department;

•                  such other members as may be appointed by the Board of Directors from time to time.

Each member of the Executive Committee shall serve at the discretion of the Board of Directors. The Chairman and CEO may appoint or revoke (non-voting) permanent attendees at the meetings of the Executive Committee.

Article 22   Duties of Executive Committee

The Executive Committee is responsible for the management of the Business and functions as a co-ordination committee independent of any legal entity of the Group.

In particular, and without limitation, the Executive Committee shall have the following duties:

a)              implement the strategies and policies agreed upon by the Board of Directors;

b)             regularly assess the attainment of the targets for the Business;

c)              draw up corporate policies, strategies and strategic plans for the attention of and approval by the Board of Directors or its committees;

d)             draw up and submit the following to the Chairman’s Committee for approval or advice in accordance with such regulations and standards as are promulgated by the Board of Directors from time to time:

•                  appointments to and removals from positions of material significance to the Business;

•                  capital investments, financial measures, and the acquisition of companies, participations and businesses of material significance to the Company;

•                  significant agreements with third parties and engagement in new business activities;

•                  the revenue, financial, and investment budgets of the Business and its divisions, business units and supporting functions, including any addenda thereto;

e)              implement the matters approved by the Chairman’s Committee;

f)                prepare and submit quarterly and annual reports for the attention of and approval by the Board of Directors or its committees, and to keep the Board of Directors informed of all matters of fundamental significance to the Business;

g)             appoint and promote senior management subject to such standards as shall be adopted by the Board of Directors from time to time;

h)             systematically select and promote new and potential management personnel;

i)                 implement modifications to the organization of the Business to ensure efficient operation of the Business and attainment of optimized consolidated results;

j)                 promote an active internal and external communications policy;

k)              ensure that management capacity, financial and other resources are provided and used efficiently;

l)                 deal with such other matters as are delegated by the Board of Directors to the Executive Committee from time to time;

m)           promulgate guidelines, including guidelines for planning, controlling, reporting, finance, personnel, information and other technologies.

Article 23   Sub-committees of the Executive Committee

The Executive Committee may delegate to sub-committees duties as stipulated in Article 22. The Chairman and Chief Executive Officer shall ensure proper reporting of all such sub-committees to the Executive Committee or the Board of Directors as the case may be.

Article 24   Divisions and Business Units

The Business shall have three operating divisions: Pharmaceuticals, Consumer Health and Generics. Business units shall be allocated to each of them.

Each division shall be headed by a Division Head who shall be responsible for:

a)              the management of the division and its business units;

b)             the implementation within the division and its business units of corporate policies and strategies approved by the Board of Directors;

c)              the drawing-up of proposals of new strategies and policies and organizational changes for the attention of the Executive Committee;

d)             the proper reporting by the division and its business units to the Executive Committee, including the implementation under the supervision of the Chief Executive Officer and Chief Financial Officer of appropriate disclosure controls and procedures and internal controls.

Article 25   Local Companies

The Business shall primarily be conducted through local divisional or business unit companies. Where the local business is organized in the form of a multi-business-unit company, all business units will have to contribute adequately to an optimal result.

Country Presidents and Country Heads shall be responsible for the proper implementation of Group policies by the local business units and shall provide services and support to the local business units with their staff.

All local companies shall operate under the management of their respective board of directors, which may delegate the management of such companies to executive bodies according to applicable laws and regulations.

Section 6                                             Internal Audit

Article 26   Duties of Internal Audit

Novartis Auditing shall have the following duties:

a)              carry out operational and system audits, assisting the organizational units in the accomplishment of objectives by providing an independent approach to the evaluation, improvement, and effectiveness of their risk management and internal control framework. All organizational units of the Group are subject to audit;

b)             prepare reports regarding the audits it has performed, and report to the Audit and Compliance Committee and the Chairman of the Board of Directors any actual or suspected irregularities without delay;

c)              perform such other functions and audits as are assigned to it by the Board of Directors, the Chairman of the Board of Directors, or the Audit and Compliance Committee from time to time.

Section 7                                             Effectiveness, Amendments

Article 27   Effectiveness, Amendments

These Regulations shall come into effect on 26 October 2005, and shall replace the Regulations governing the internal organization of Novartis AG of 1 June 2005.

These Regulations may only be amended or replaced by the Board of Directors.

Dr. Daniel Vasella	Bruno Heynen
Chairman	Corporate Secretary

Charter                                                         The Chairman’s Committee of Novartis AG

Mission Statement

The Chairman’s Committee will deal with business matters falling within the authority of the Board of Directors that may arise in between meetings of the Board of Directors, will assist the Chairman of the Board of Directors and CEO (the “Chairman”) in fulfilling his responsibilities with respect to the stewardship of Novartis AG (the “Company”), and will perform such other tasks as may be delegated to it by the Board of Directors.

Organization

The Chairman’s Committee shall consist of three to five members of the Board of Directors: the Chairman, the Vice Chairman or Chairmen, and such other members as the Board of Directors may elect. The members of the Chairman’s Committee shall serve at the discretion of the Board of Directors.

The Chairman shall preside over the meetings of the Chairman’s Committee.

The Chairman shall convene a meeting of the Chairman’s Committee as often as required by the business of the Company, or if requested in writing by one of its members.

Invitations to meetings of the Chairman’s Committee shall contain the agenda for the meeting

Roles and Responsibilities

The Chairman’s Committee has the following duties:

1.               comment on all matters falling within the authority of the Board of Directors before the latter makes any decision on such matters;

2.               deal with all business matters falling within the authority of the Board of Directors that may arise in between meetings of the Board of Directors, including the ability to take any preliminary and required action on behalf of the Board of Directors in urgent cases and to inform the Board of Directors of all such matters and the actions taken;

3.               make all preparations for each meeting of the Board of Directors;

4.               recommend for approval by the full Board appointments proposed by the Chairman/CEO for key positions directly reporting to the Chairman/CEO;

5.               approve, upon application by the Executive Committee, capital investments, financial measures, and the acquisition or divestiture of companies, participations and businesses of material significance in accordance with such regulations and standards as are promulgated by the Board of Directors from time to time;

6.               submit to the Board of Directors any matters which the Chairman’s Committee deems appropriate, including matters mentioned in subparagraph (5) above;

7.               deal with such other matters as may be delegated to the Chairman’s Committee by the Board of Directors from time to time.

Effective: 26 October 2005

Charter                                                         The Compensation Committee of Novartis AG

Mission Statement

The Compensation Committee will recommend, review and approve Novartis Compensation Policies and Programs as well as individual executive compensation, to retain and attract associates who are needed to ensure the competitiveness and long-term success of the business, and will perform such other tasks as may be delegated to it by the Board of Directors.

Organization

The Compensation Committee shall consist of three to four members of the Board. These members shall be independent of the Company and its affiliates, shall have no material relationship to the Company or its affiliates and shall otherwise meet the independence standards stipulated by applicable law, regulation and listing requirements.

The Board will designate one member of the Compensation Committee as its chairperson.

The Compensation Committee shall meet at least two times a year. The Chairman and CEO is not a member of the Compensation Committee, but he attends all sessions, except the one during which his performance and remuneration are discussed and determined.

The Compensation Committee shall have sole authority to retain and terminate any compensation consultant assisting in the evaluation of Board member or senior executive compensation, and shall have sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Roles and Responsibilities

The Compensation Committee shall have the following roles and responsibilities:

1.               recommend and review Compensation Policies and Programs for approval by the full Board;

2.               review periodically and make recommendations to the Board regarding any long-term incentive compensation or equity plans, the appropriateness of the allocation of benefits under the plans and the extent to which the plans are meeting their intended objectives. Where appropriate, the Compensation Committee will recommend that the Board modify any plan that yields payments and benefits that are not reasonably related to employee or Company performance;

3.               advise the Board of Directors on the compensation of non-executive Board members;

4.               review and approve the objectives relevant to the Chairman and CEO’s compensation, evaluate his performance on a regular basis and determine and decide his remuneration. In determining the long-term incentive component of the Chairman and CEO’s compensation, the Compensation Committee shall consider the Company’s as well as the CEO’s performance;

5.               review and approve the remuneration proposals for members of the Executive Committee, global business unit heads, nominated key corporate executives and other executives with a yearly compensation in excess of USD 2 million;

6.               inform the Board of Directors about policies and programs as well as statistical comparisons of compensation levels at key competitors;

7.               review and reassess the adequacy of this Charter annually and submit proposed changes to the Board for approval;

8.               conduct an annual self-evaluation of the Compensation Committee’s own performance.

Effective: 26 October 2005

Charter                                                         The Audit and Compliance Committee of Novartis AG

Mission Statement

The Audit and Compliance Committee (“ACC”) will assist the Board of Directors in fulfilling its responsibilities with respect to the supervision of Novartis AG’s (the “Company”) and its affiliated companies’ (the “Group”) accounting and financial reporting practices and its compliance with law and regulatory requirements. The ACC will maintain effective working relationships with the Board of Directors, Company management and the internal and external auditors. The ACC has direct supervisory responsibilities for internal control, internal audit, the external auditors and compliance with law.

Organization

The ACC shall consist of three to five members of the Board of Directors.

Members of the ACC shall have sufficient financial and compliance experience and ability to enable them to discharge their responsibilities as members. At least one of these members must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual possessing financial management expertise. At least one such member will be designated by the Board of Directors as an “audit committee financial expert”.

Members of the ACC shall be independent of the Group, shall have no material relationship to the Group and shall otherwise meet the independence standards stipulated by applicable law, regulation and listing requirements.

The Board will designate one member of the ACC as its chairperson.

The ACC will meet separately and periodically with management and internal and external auditors in executive sessions.

The ACC will meet as often as the need arises. Special meetings may be convened as required.

The chairperson of the ACC will report orally to the full Board on the results of these meetings. The ACC may invite to its meetings Company management, internal auditors, external auditors, and such other persons as the ACC deems appropriate in order to carry out its responsibilities. The ACC shall also exclude from its meetings anyone with a personal interest in the matters to be discussed.

The ACC shall have the authority to retain independent legal, accounting or other consultants to advise the ACC, and to conduct or authorize investigations into any matters within its scope of responsibilities.

The Company shall provide appropriate funding, as determined by the ACC, for the payment of compensation to the external auditors and any outside advisors engaged by the ACC.

While the ACC has the roles and responsibilities set out below, it is not the duty of the ACC to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Company management is responsible for the financial statements and for internal controls, the internal auditors are responsible for evaluating the effectiveness of internal controls and the external auditors are responsible for planning and carrying out a proper audit.

In carrying out its supervisory responsibilities the ACC does not provide any expert or special assurances as to the Company’s financial statements or any professional certification as to the external auditors’ work. It is entitled to rely on the integrity of people and organizations from whom it receives information and on the accuracy of such information.

Roles and Responsibilities

The ACC has the following roles and responsibilities:

Regarding External Auditors

1.               evaluate the performance of the external auditors and consider the external auditors’ independence. In this context, the ACC will at least annually obtain, review and discuss with the external auditors a report from the external auditors regarding (a) the external auditors’ internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years regarding one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the external auditors and the Group;

2.               ensure that the lead audit partner of the external auditors and the audit partner responsible for reviewing the audit are rotated at least every five years, consider rotation of the external audit firm itself, and issue policies for the Company’s hiring of employees or former employees of the external auditors who were engaged on the Group’s account;

3.               on behalf of the full Board, which has fully delegated this task to the ACC, (i) select and nominate the external auditors for election by the Shareholders’ Meeting (pursuant to mandatory Swiss company law), and (ii) be directly responsible for the supervision and compensation of the external auditors (including the resolution of any disagreement between management and the external auditors regarding financial reporting). The external auditors shall report directly to the ACC;

4.               on behalf of the full Board, which has fully delegated this task to the ACC, (pre-)approve the fees and terms for all engagement of the external auditors (i) for audit, review and attest services, and (ii) for all other services that are permissible under applicable statutory law, regulation and listing requirements. The ACC shall establish and maintain the necessary pre-approval procedures.

The ACC shall approve (or not approve) on an individual basis audit-related and other approvable services falling outside the pre-approved categories. The chairperson of the ACC is authorized to approve such services in urgent cases. Such approvals have to be minuted at the next meeting of the ACC;

5.               review annually the external audit scope, audit plans and relevant processes, the results of the external audit and whether recommendations made have been implemented by Company management;

6.               discuss with the external auditors the results of their audits, any unusual items or disclosures contained in the audits and the matters required by the US Statement on Auditing Standards No. 61, as revised, including the following:

•                  the initial selection of and changes in significant accounting policies;

•                  the methods used to account for significant or unusual transactions and the effects of significant accounting policies in controversial or emerging areas;

•                  the process utilized by management to formulate significant accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates;

•                  audit findings and recommendations, including audit adjustments that either individually or in the aggregate have a significant effect on the audit;

•                  the auditors’ responsibility for other information presented with the audit results, such as a management report on financial status;

•                  any disagreements with management, whether or not satisfactorily resolved, concerning matters that individually or in the aggregate may be significant to the Company’s or the Group’s financial status or the auditors’ report;

•                  significant matters that were the subject of consultations with other accountants;

•                  significant issues discussed with management with regard to the initial or recurring retention of the auditor;

•                  any serious difficulties encountered in dealing with management during the performance of the audit.

Regarding Internal Auditors

7.               review periodically the adequacy of the organizational structure, budget and qualifications of the internal audit staff and give input periodically to the Board of Directors and the Chairman and CEO regarding the performance of the senior internal auditing executive;

8.               review annually the internal audit scope, audit plans and relevant processes, the results of internal audits and whether recommendations made in the audits have been implemented by Company management;

9.               periodically discuss with the external auditors the items mentioned in sections 7 and 8 above.

Regarding the Company’s Accounting Policies

10.         review with external auditors, internal auditors and the financial and accounting personnel of the Company whether the accounting policies and financial controls are appropriate, adequate and effective.

Regarding Financial Reporting

11.         review and discuss with management and the external auditors the quarterly and annual Group financial statements (including the sections on Operating and Financial Review and Prospects) to consider whether they conform to accepted accounting principles and the standards set by the Company and to understand significant transactions, significant business risk, or other unusual items or disclosures in these statements;

12.         on behalf of the Board, which has fully delegated this task to the ACC, (i) review and approve the quarterly Group financial statements for the first three quarters of each calendar year and the corresponding financial results releases. The full Board remains responsible for the approval of the annual financial statements of the Company and the Group and of the corresponding financial results releases and it shall also be provided with the quarterly financial statements for the first three quarters of each calendar year at the same time as they are submitted to the ACC for review and approval, and (ii) review with management the policy on financial information and earnings guidance provided to analysts and rating agencies;

13.         review with management and the external auditors their qualitative judgments of the appropriateness, not just acceptability, of accounting principles, estimates and financial disclosure practices used in the preparation of the financial statements and other public reports.

Regarding Compliance with Law

14.         review major issues regarding the status of the Company’s compliance with laws and regulations, as well as major legislative and regulatory developments that may have a significant impact on the Company;

15.         review the processes and procedures for management’s monitoring of compliance with local laws. To this end, the ACC will review periodic reports submitted by those persons the ACC has designated as responsible for compliance with law.

Regarding Risk Management

16.         review the processes and procedures for management’s monitoring of any significant risks or exposures the Group may face. To this end, at least once per year, the ACC will review reports submitted by management and give guidance and direction on how risk management is to be conducted;

17.         review with management, internal auditors and external auditors any significant risks or exposures the Group may face, and assess the steps management has taken to minimize such risks.

Regarding Compliance with Policies

18.         review compliance by management of the Company with those Company policies designated by the Board from time to time, including the Code of Conduct, the Code of Ethics for the Chairman and CEO and the senior financial officers, and the Insider Trading Policy. To this end, the ACC will review periodic reports submitted by those persons the ACC has designated as responsible for implementation of and compliance with such Policies and give guidance and direction on how the Policies are to be administered;

19.         supervise the Company’s participation in the Global Compact. To this end, the ACC will review periodic reports submitted by those persons the ACC has designated as responsible for implementation of the Company’s participation in the Global Compact and compliance of the Company with its undertakings with respect to the Global Compact, particularly the Steering Committee which has the overall responsibility for the implementation of the Corporate Citizenship Policy into the business practices of the group.

Other

20.         review the financial expertise and literacy of each ACC member to determine whether he or she meets the applicable legal standards and propose to the Board the appropriate determination and its disclosure;

21.         establish procedures for (a) the receipt, retention and treatment of complaints received by the Group regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of the Group of concerns regarding questionable accounting or auditing matters;

22.         review disclosures made by the Company’s principal executive officer and principal financial officer regarding compliance with their certification obligations, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof;

23.         review such other matters in relation to the Group’s accounting, auditing, financial reporting and compliance with law as the ACC may, in its own discretion, deem desirable in connection with the review functions described above;

24.         review and reassess the adequacy of this Charter annually and submit proposed changes to the Board for approval;

25.         conduct an annual self-evaluation of the ACC’s own performance.

Effective: 26 October 2005

Charter                                                         The Corporate Governance and Nomination Committee of Novartis AG

Mission Statement

The Corporate Governance and Nomination Committee (“CGNC”) will assist the Board of Directors (“Board”) in fulfilling its responsibilities with respect to (i) the manner in which the Board conducts its stewardship of Novartis AG (“Company”), and (ii) the identification of individuals who are qualified to become (or be re-elected as) Board members.

Organization

The CGNC shall consist of three to five members of the Board. These members shall be independent of the Company and its affiliates, shall have no material relationship to the Company or its affiliates and shall otherwise meet the independence standards stipulated by applicable law, regulation and listing requirements.

The Board will designate one member of the CGNC as its chairperson.

The CGNC will meet no less than two times a year. Special meetings may be convened as required.

The chairperson of the CGNC will report orally to the full Board on the results of these meetings.

The CGNC may invite to its meetings other Directors, Company management and such other persons as the Committee deems appropriate in order to carry out its responsibilities. The CEO attends the meetings as guest. The Committee may also exclude from its meetings anyone with a personal interest in the matters to be discussed.

The CGNC shall have sole authority to retain and terminate any search firm to be used to identify candidates for election to the Board, and shall have sole authority to approve the search firm’s fees and other retention terms. The CGNC shall also have authority to obtain advice and assistance from internal and external legal, accounting or other advisors.

Roles and Responsibilities

The Committee has the following roles and responsibilities:

Principles

1.               develop principles of corporate governance and recommend them to the Board for its approval;

2.               review at least annually the principles of corporate governance approved by the Board to ensure that they remain relevant and are being complied with;

3.               recommend to the Board for its approval changes to the Regulations of the Board of Directors;

4.               consult with the Chairman and Chief Executive Officer in carrying out the duties of the CGNC.

Shareholders

5.               review periodically the Articles of Incorporation of the Company and recommend to the Board changes thereto in respect of good corporate governance and fostering shareholders’ rights;

6.               review the procedures and communication plans for shareholders’ meetings to ensure that the rights of shareholders are fully protected, that required information on the Company is adequately presented and that the meeting promotes effective communication between the Company and its shareholders on matters of importance;

7.               recommend to the Board ways and means for the Board and Management of the Company to communicate with shareholders between general meetings of the shareholders.

Board Composition

8.               review the composition and size of the Board in order to ensure the Board has the proper expertise and its membership consists of persons with sufficiently diverse backgrounds;

9.               determine the criteria for selection of the Chairman and CEO, Board members and Board committee members;

10.         review Board policies on age and term limits for Board members;

11.         plan for continuity on the Board as existing Board members retire or rotate off the Board;

12.         prepare and annually review succession plans for the Chairman and Chief Executive Officer in case of his resignation, retirement, or death;

13.         review and, if necessary, recommend to the Board an appropriate course of action when current Board members take on additional directorships or resign;

14.         evaluate the performance of current Board members proposed for re-election, and recommend to the Board as to whether members of the Board should stand for re-election;

15.         with the participation of the Chairman and CEO, actively seek, interview and screen individuals qualified to become Board members for recommendation to the Board;

16.         with the Chairman and CEO and the Corporate Secretary, maintain an orientation program for new Board members and an ongoing education program for existing Board members.

Evaluation of Performance

17.         the CGNC shall also annually review its own performance and ensure that an annual self-evaluation of the Board as a whole is carried out.

Board Committees

18.         with the Chairman, periodically review the Board regulations and the charter and composition of each Board committee and make recommendations to the Board for the creation of additional Board committees or a change in mandate or dissolution of Board committees;

19.         with the Chairman, recommend to the Board persons to be members of Board committees;

20.         ensure that each Board committee is composed of members suitable for the tasks of the committee and that each committee conducts the required number of meetings and makes sufficient reports to the Board on its activities and findings.

Conflicts, Other Directorships and Board member independence

21.         review directorships and consulting agreements of Board members for conflicts of interest. All members of the Board are required to report directorships and consulting agreements to the corporate general counsel;

22.         clear actual and potential conflicts of interest a Board member may have and issue to a Board member having an actual or potential conflict of interest instructions on how to conduct himself/herself in matters before the Board which may pertain to such a conflict;

23.         annually submit to the full Board a proposal concerning the determination of the independent status of the Board members and the corresponding disclosure (as stipulated by applicable law, regulation and listing requirements).

General

24.         recommend such other actions regarding the governance of the Company that are in the best interests of the Company and its stakeholders, as the Committee shall deem appropriate.

Effective: 26 October 2005

Appendix                                          Independence Criteria for Board and Audit Committee

The Board of Directors must determine that all of the following criteria are met in relation to the majority of the members of the Board and any member of the Audit Committee, the Compensation Committee or the Corporate Governance and Nomination Committee.

1. No Material Relationship

The member must have no “material relationship” with Novartis AG or with any of its affiliates, either directly or as a partner, shareholder or officer of an organization that has the material relationship.

“Material relationship” is based on an overall assessment of the facts and circumstances, and could include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

2. Stock Ownership

Board and Audit Committee members are no longer considered to be independent if the level of their ownership of Novartis AG stock exceeds 10% of the share capital.

3. Compensation

The member must not receive or have received within the last  years any consulting, advisory, or other compensatory fee from Novartis AG or any of its affiliates except in his or her capacity as a Board or Board committee member.

No payments may be made indirectly to the member, such as to a member’s spouse or child, or to a company providing advisory services to Novartis AG or any of its affiliates where the member is a principal, partner, member, managing director, or executive officer (examples of advisory services are accounting, consulting, legal, investment banking and financial).

Ordinary commercial business relationships between Novartis AG or any of its affiliates and a company with which the member has a relationship are permitted if the Board determines that they do not constitute a “material relationship” between Novartis AG and the member.

4. Member of the Board of Parent and Majority-owned Subsidiary

A member may sit on the Boards of both Novartis AG and of affiliates of Novartis.

5. Specific Prohibitions for 3 Years before Appointment begins

The member must not:

a)              have been a Novartis AG employee unless 3 years have lapsed since the end of the employment;

b)             be a partner of or employed by the auditor of Novartis AG (or an affiliate of such an auditor). The member may be a former partner or employee of the auditor as long as 3 years have elapsed since he or she personally worked on Novartis AG’s audit. In addition, an immediate family member may be employed by the auditor, as long as the family member is not any of the following: a partner, an employee who participates in the auditor’s audit, assurance, or tax practice generally, or, for the last 3 years, an employee who personally worked on Novartis AG’s audit;

c)              be an executive officer of a company where the Chairman and CEO or any other executive officer of Novartis AG serves on the compensation committee (interlocking directorate), unless 3 years have elapsed;

d)             be an employee of a company that has made payments to or received payments from Novartis AG or any of its affiliates for property or services to an amount which in any of the last 3 fiscal years exceeds the greater of USD 1 million or 2% of such company’s consolidated gross revenues;

e)              have received, during any 12-month period, more than USD 100,000 in direct compensation from Novartis or any affiliate, other than as directors’ fees and pension or other forms of deferred compensation for prior services, unless 3 years have elapsed since the relevant 12-month period;

f)                be an immediate family member of anyone in the previous categories.

Employment of a family member in a non-officer position at Novartis AG or any of its affiliates is permitted.

6. Limit for Simultaneous Appointments at Public Companies

An Audit Committee member may not simultaneously serve on the Audit Committees of more than 2 other public companies unless the Board has determined that these commitments do not impair effectiveness.

Effective: 26 October 2005